STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, made and entered into as of the 18th day of November, 1996, by and between First Financial Bancorporation, an Iowa corporation and registered bank holding company ("Buyer"), and John Kofoed, Audrey Kofoed, Chris Kofoed, Laurie Dauber, and Karen Suchomel (f/k/a Karen
Moon) (collectively, "Sellers") who collectively own of record 43,150 shares (100%) of the issued and outstanding $1.00 par value per share common stock ("Company Common Stock") of West Branch Bancorp, Inc., West Branch, Iowa ("Company"), an Iowa corporation and registered bank holding company which owns 40 shares (100%) of the issued and outstanding $5,000 par value per share common stock ("Bank Common Stock") of West Branch State Bank, West Branch, Iowa ("Bank"), and will continue to own all such shares of Bank Common Stock through the Closing Date (as defined below), witnesseth as follows:


                                 R E C I T A L S

     WHEREAS, Sellers collectively own all of the shares of Company Common Stock and individually own that number of shares of Company Common Stock, as set forth on the signature page hereto; and

     WHEREAS, pursuant to the terms and conditions set forth herein, Sellers desire to sell and Buyer desires to purchase all of the issued and outstanding shares of Company Common Stock owned by Sellers.

     NOW, THEREFORE, in consideration of the respective covenants, representations, warranties, and agreements herein contained, it is hereby agreed by and among the parties hereto that they shall carry out the following Stock Purchase Agreement ("Agreement").


                                    ARTICLE I

     Section 1.1 Purchase of Shares of Company Common Stock. On the Closing Date (as defined in Section 1.5 below), Buyer agrees to purchase and Sellers agree to sell all 43,150 of the shares of Company Common Stock owned by Sellers for the Purchase Price, as defined and determined in accordance with the provisions of
Section 1.2 below.

     Section 1.2 Purchase Price.

     (a) In consideration of the sale by Sellers to Buyer of the Company Common Stock, Buyer shall pay to Sellers the Purchase Price, defined as an aggregate amount equal to the net assets of the Company (i.e. assets less all liabilities), with Company's investment in Bank being valued as the sum of:

          (i) One hundred percent (100%) of the Book Value of Bank as of the close of business on the Valuation Date, plus

          (ii) Two   million   two  hundred   thirty   five   thousand   dollars
               ($2,235,000).

     (b) "Valuation Date" shall mean the last day of the calendar month immediately preceding the Closing Date (as defined in Section 1.5 below), with said calendar month being the month in which all conditions precedent to the obligations of the parties, as set forth in Articles IV and V, below shall have been satisfied or waived (other than the actual delivery of items to be provided on the Closing Date). "Book Value" shall mean the sum of common stock capital, surplus, and undivided profits, including year-to-date net income after income taxes and franchise taxes but excluding the allowance for loan and lease losses (except that portion of said allowance, on an after-tax basis, which is in excess of the amount which is equal to two percent (2%) of the Bank's total loans, exclusive of charged-off loans), all of which shall be computed on the accrual basis method using generally accepted accounting principles applicable to commercial banks, consistently applied, as of the close of business on the Valuation Date; provided, however, that, without the prior approval of Buyer, which approval shall not be unreasonably withheld, there shall be no sales of any securities after October 1, 1996, and Book Value shall be determined exclusive of any unrealized gains and losses on securities pursuant to FASB 115 (determined on an after-tax basis). The total assets of Bank as of the close of business on the Valuation Date shall exclude any unrealized gains and losses on securities pursuant to FASB
          115. Notwithstanding anything contained herein to the contrary, the determination of Book Value of Bank (including all accruals and the current and deferred income tax liability accounts of Bank) shall have been reviewed and approved by representatives of both Buyer and Sellers. Accrued expenses as of the Valuation Date shall include pro-rated vacation pay, bonuses, and profit sharing and pension plan contributions for 1996 and 1997.

     Section 1.3 Payment of Purchase Price. On the Closing Date, upon compliance with the requirements of Section 1.4, Buyer shall pay the Purchase Price in full by delivery of cashier checks (or other immediately available funds) and unsecured promissory notes (in the form attached hereto as Appendix A and by this reference incorporated herein) ("Promissory Note") payable to the Sellers in the percentages and, with respect to the Promissory Notes, over the terms as set forth on Appendix B (which Appendix is incorporated herein by this reference).

     The purchase price payable to each Seller shall be the Purchase Price (as determined in accordance with Section 1.2 above) divided by the number of shares of Company Common Stock issued and outstanding on the Closing Date, multiplied by the number of shares owned on the Closing Date by such Seller.

     Section 1.4 Surrender of Company Common Stock. On the Closing Date, Sellers shall deliver to Buyer, against receipt of payment of the Purchase Price as provided for in Sections 1.2 and 1.3 above, certificates representing all of the shares of Company Common Stock owned by Sellers, duly endorsed in blank or accompanied by duly executed assignments for transfer and free and clear of all liens, encumbrances, rights of first refusal, options, or other restrictions whatsoever, together with such evidence of satisfaction and release of Buyer as Buyer may request.

     Section 1.5 The Closing. The Closing for the purchase of shares of Company Common Stock by Buyer (the "Closing") shall take place at the main office of Bank at 10:00 o'clock a.m., Central Time, on the Closing Date, which shall be such date as Buyer and Sellers shall agree and which date (unless the parties agree otherwise in writing) shall be not less than five (5) or more than fifteen
(15) days after the Valuation Date. In no event shall the Closing Date be prior to January 1, 1997.

     Section 1.6 Officers and Directors of Company and Bank.

          (a) At the Closing, all officers and directors of Company shall tender their resignations effective as of the Closing Date.

          (b) The present Board of Directors and officers of Bank shall continue subsequent to the Closing Date to serve as the Board of Directors and officers of Bank until the next annual meeting of shareholders of Bank, or until such time as their successors have been elected and qualified, except that Sellers agree to:

               (i) Cause those Sellers who are officers or directors of Bank to resign from such positions effective as of the Closing Date; and

               (ii) From and after the Closing, Buyer shall cause (1) the Bank to continue to employ Laurie Dauber until the earlier of Bank's data processing conversion (to Buyer's specified format) or July 31, 1997; and (2) Karen Suchomel and Chris Kofoed to continue to be employed by Bank or elsewhere in Buyer's organization; and

               (iii) Employment by Buyer of each Seller  identified in paragraph
          (ii) above shall be (1) at such salary level as shall be mutually agreeable to Buyer and such Seller; (2) upon terms and conditions consistent with Buyer's existing employment policies, practices, and procedures; and (3) subject to Buyer's normal employee review standards.

     Section 1.7 Representation of Sellers Regarding Company Common Stock and Bank Common Stock. Each Seller represents and warrants that all shares of Company Common Stock owned by such Seller and all shares of Bank Common Stock owned by Company shall be, as of the Closing Date, free and clear of all liens, charges, and encumbrances of any nature whatsoever, and that such Seller has full legal capacity and authority to execute this Agreement, to transfer the Company Common Stock on the Closing Date, and to otherwise perform its obligations hereunder. The representations and warranties of each Seller herein shall survive for a period of twenty-four (24) months following the Closing Date, and each Seller agrees to indemnify and hold harmless Buyer from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, and costs and expenses of whatever nature which may be incurred as a result of the breach of such warranties and representations with respect to Company Common Stock owned by such Seller and the Bank Common Stock owned by Company.

                                   ARTICLE II

     Section 2.1 Covenants of Sellers Concerning Conduct of Business of Company and Bank. During the period from the date of this Agreement through the Closing Date, Sellers shall cause Company and Bank to conduct their respective business and operations in the usual and ordinary course, in a safe and prudent manner. To the extent consistent with such business, Sellers shall cause Bank to use all reasonable efforts to preserve, intact, its banking and business organization, to keep available the services of its officers and employees, and to preserve its relationships with customers, suppliers, and others having business dealings with it, to the end that its goodwill and continuing business shall not be materially and adversely affected on the Closing Date. During said period, Sellers agree that Company and Bank shall do or refrain from doing (as applicable) the following, or any thereof, unless they shall have received the prior written consent of Buyer (unless the context would clearly otherwise require, references in the following covenants to "Bank" relate collectively and individually to Company and Bank):

          (a) Bank shall not borrow money, except in the ordinary course of Bank's banking business, or incur any debt, obligations, or liabilities, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of business;

          (b) Bank shall not sell, transfer, assign, lease, or dispose of any of its properties or assets, including personal property, except in the ordinary course of business, or subject any of such property or assets to a mortgage, pledge, security interest, or lien, except encumbrances of the character heretofore incurred in the ordinary and usual course of business;

          (c) Bank shall not declare or pay any dividends (except that prior to the Valuation Date, Company may cause Bank to pay a dividend to Company in an amount not in excess of the amount necessary for Company to repay all indebtedness of Company existing as of the date hereof, together with accrued interest thereon; provided that Bank's shareholders' equity-to-total assets ratio would not be reduced below eight percent (8%)), stock splits (reverse or otherwise), stock dividends, or any other distributions with respect to its capital stock, and Bank shall not issue, sell, or contract to sell any equity or debt securities, options, warrants, rights, or commitments with respect thereto;

          (d) Bank shall not make any expenditures of a capital nature in excess of $7,500, other than those for which it is committed on the date of this Agreement;

          (e) Bank shall not enter into any long-term contracts or long-term commitments, other than in the ordinary and usual course of business;

          (f) Bank shall not use any of its assets or properties, except for proper banking purposes;

          (g) Bank shall not modify, amend, cancel, or terminate any existing agreement, except in the ordinary and usual course of business;

          (h) Bank shall not acquire control over any other corporation, firm, or organization, or create any new subsidiaries, except in connection with foreclosures in the ordinary and usual course of business, or participate in any partnership, joint venture, or other business arrangement;

          (i) Bank shall not make any promotions or pay bonuses or increase in any manner the salary, benefits, or other compensation of any of its personnel except in a manner consistent with Bank's prior practices, nor shall it enter into any employment contract with any person with whom it does not have the unconditional right to terminate without liability, other than liability for services already rendered;

          (j) Bank shall maintain all of its existing insurance policies and bonds in full force and effect;

          (k) Bank shall not purchase or enter into any agreement or option to purchase any investment security the purchase of which is not within the parameters established by Bank's asset/liability committee and approved by the Board of Directors of Bank. Sellers shall provide Buyer with a true and correct copy of the minutes of each monthly meeting of said committee prior to Bank's Board of Directors action thereon;

          (l) Bank shall refrain from applying for any bank office;

          (m) Bank shall timely file all tax returns and shall appropriately accrue and pay, when due, all applicable federal, state, and local taxes and assessments which have been assessed or are payable as of or prior to the Closing Date, including, but not limited to, ad valorem, sales, use, excise, franchise, income, real property, and personal property taxes;

          (n) Bank shall continue to pay all interest on deposits, as such interest becomes due and payable in the ordinary course of business, through the Closing Date;

          (o) Bank shall continue to set aside unearned income and, as earned, transfer the same to earned income, in the ordinary and usual course of business, through the Closing Date;

          (p) All debts of Bank, with respect to the business conducted at its banking premises, shall be paid in full as they fall due;

          (q) Bank shall not loan funds, issue letters of credit, accept any deposits, or enter into any commitments for such loans, letters of credit, or deposits, except in the ordinary and usual course of business;

          (r) Bank shall not merge or consolidate with any other entity, or enter into any agreement therefor or for the sale of its assets, or acquire or agree to acquire any stock, business, properties, or assets of any other person, firm, association, corporation, bank, or other business organization;

          (s) Bank shall not cancel, without payment in full, any notes, loans, or other obligations receivable from any stockholder, officer, or director of Bank or Company, or any member of their families, or from any corporation, partnership, or other entity in which any stockholder, officer, or director of Bank or Company, or any member of their families, has any direct or indirect interest;

          (t) Bank shall not (i) settle any dispute or (ii) compromise any loan, either of which is in excess of $10,000, which settlement or compromise involves the payment of money by Bank, acceptance of liabilities by Bank, renewal of a loan by Bank, restructure of a loan by Bank, or other reduction in the amount owed to Bank (pursuant to any lending arrangement) by any amount greater than the amount of payment actually received by Bank with respect thereto;

          (u) Sellers shall not permit any material adverse change in the quality, composition, or maturity of Bank's assets, its deposits or other liabilities, or in the business of Bank; provided, however, that the following factors shall not be considered in determining what shall constitute a materially adverse change in the quality or composition of assets, deposits or other liabilities, or in the business of Bank: (i) changes in rates of return or yield received on various Bank assets, which changes are caused by general money market fluctuations; (ii) changes in interest rates paid by Bank with respect to its source of borrowed funds, including deposits, repurchase agreements, and federal funds purchased, which changes are caused by general money market fluctuations; and (iii) changes in asset quality caused by general economic conditions beyond Sellers' control;

          (v) Bank shall not amend its Articles of Incorporation or Bylaws, liquidate, or dissolve;

          (w) To the extent permitted by appropriate regulatory authority, Bank shall authorize the president, or other designated officer, of Buyer to attend (as a non-voting observer) all meetings of the Board of Directors and committees thereof conducted prior to the Closing Date, and give Buyer reasonable advance notice of the date, time, and place of any such regularly scheduled meetings and any special meetings of the entire Board of Directors. Notwithstanding the foregoing, Buyer's representatives shall be excluded from any discussions directly related to Buyer and, subject to Sellers' obligations to confer with Buyer and obtain its consent regarding Bank's compliance with the covenants set forth herein, discussions with counsel to Bank where such exclusion is necessary to preserve an attorney-client privilege. All information gained by representatives of Buyer by attendance at such meetings shall be held in strict confidence;

          (x) Neither Sellers nor Bank shall take any action or refrain from taking any action that would cause or have the effect of causing any of the representations and warranties concerning Sellers or Bank contained herein to not be true and correct on and as of the Closing Date; and

          (y) Bank shall, prior to the Closing Date, terminate any business relationship in which it is currently engaged in the status of general partner or any similar capacity.

     Section 2.2. Further Covenants of Sellers. Sellers covenant with regard to Company and Bank (and will cause Company and Bank to be in compliance with such covenants during the period from the date of this Agreement through the Closing
Date) as follows:

          (a) The assets of Company and Bank include, without limitations, all assets on the respective books of Company and Bank, as well as the books themselves, and all documents, papers, and records of any kind, including any and all records disclosing the names of Bank customers or other persons or entities with whom Company or Bank has dealt. Nonledger assets shall also be deemed assets of Bank for purposes hereof. Records pertaining to Company or Bank not physically located on the premises of Bank are nevertheless the property of Company or Bank, respectively, to the extent that they reflect information relating to Company or Bank. "Records" shall include, without limitation, computer or other electronic or mechanical records and programs;

          (b) Company and Bank will reasonably cooperate with Buyer in connection with Buyer's preparation of all documentation to effect all filings and to obtain, as soon as possible, all permits, consents, approvals, and authorizations of all third parties, regulatory authorities, and other governmental bodies necessary for the consummation of the transactions contemplated by this Agreement; and

          (c) Sellers shall promptly give written notice to Buyer and cause to be amended any appendix or exhibit attached hereto, if necessary, upon becoming aware of any event or the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations and warranties or failure of performance of any covenant concerning Sellers, Company, or Bank contained or referred to in this Agreement, and shall use their best efforts to prevent the same or remedy the same promptly.

     Section 2.3 Representations and Warranties of Sellers. Sellers makes the following representations and warranties:

          (a) Each Seller has full and complete authority and capacity to execute and deliver this Agreement and to consummate the transaction contemplated herein, in accordance with the terms hereof. Subject to receipt of regulatory approval, this Agreement is the valid and binding obligation of Sellers, enforceable in accordance with its terms;

          (b) No representation or warranty made herein by Sellers, and no schedule, exhibit, certificate, or other instrument delivered by or on behalf of Sellers pursuant to this Agreement or in connection with the sale of Company Common Stock contemplated hereby, contains or will omit any statement of any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

          (c) Each of the representations, warranties, covenants, and agreements of Sellers contained in this Agreement shall be true, correct, and complete on and as of the Closing Date, except those changes occurring in the normal course of business or consented to by Buyer in writing;

          (d) Company is a corporation and Bank is a state bank, each of which is duly organized, validly existing, and in good standing under the laws of the State of Iowa, and each of Company and Bank has the corporate power and is duly licensed and authorized to carry on its business, as now being conducted, and to own and operate all of its properties and assets. All charters, licenses, permits, authorizations, and approvals necessary for Bank's business, as currently being conducted, are in full force and effect. Accurate and complete copies of the Articles of Incorporation of Company and Bank, and all amendments thereto, certified by the Secretary of State of Iowa as of a date within ten (10) days of the date hereof, and a complete and correct copy of the Bylaws of each of Company and Bank, if any, and all amendments thereto, certified by the Secretary of Company and Cashier of Bank, respectively, as of the date hereof, will be delivered to counsel for Buyer within ten (10) days of the date hereof. Bank is the only subsidiary of Company, and Bank has no operating subsidiaries. All deposits of Bank are insured by the Bank Insurance Fund administered by the Federal Deposit Insurance Corporation, subject to the limitations of the Federal
     Deposit Insurance Act, and such insurance will remain in full force and effect through the Closing Date;

          (e) (i) Company has total authorized capital stock of $5,500,000, consisting of 500,000 shares of common stock of a par value of $1.00 per share, 43,150 of which, as of the date hereof, are issued and outstanding and all of which are owned by Sellers, and 500,000 shares of preferred stock of a par value of $10.00, none of which, as of the date hereof, are issued and outstanding.

               (ii) Bank has total authorized capital stock of $500,000, consisting of 100 shares of common stock of a single class of a par value of $5,000 per share, 40 of which, as of the date hereof, are issued and outstanding, all of which are owned by Company.

               (iii) All of Company's and Bank's issued and outstanding shares are validly issued, fully paid, and nonassessable. As of the date of this Agreement, neither Company nor Bank has outstanding any security, option, warrant, right, agreement, understanding, or commitment of any kind entitling any person or persons to purchase, subscribe for, or otherwise acquire (or relating to the voting of) any shares of capital stock of Company or Bank;

          (f) The call report of Bank,  as of September  30,  1996,  and Federal
     Reserve System Report form FR Y-9SP, as of June 30, 1996, of Company attached hereto as Appendix C fairly represent the conditions of Bank and Company, respectively, as of such dates. To the best knowledge of Sellers, all financial statements referred to in this section have been prepared in accordance with generally accepted accounting principles, as applied to banks, applied on a basis consistent with prior periods, do present fairly the financial position of and the results of operations of Bank at such date and for such period to which they relate, and include no changes from past periods in the manner of computation of its income, expenses, or tax liabilities, or any changes in the method or manner in which it determines depreciation of its depreciable assets. Sellers shall cause Bank to furnish to Buyer a quarterly report for each quarter subsequent to September 30, 1996, within thirty (30) days after the close of each quarter. Hereinafter, all such financial information regarding Company and Bank delivered or to be delivered to Buyer shall be referred to as "Financial Statements";

          (g) Except for (i) endorsements made in connection with the deposit of items for collection; (ii) unfunded loan commitments and letters of credit made in the ordinary course of the banking business of Bank, consistent with the past practices of Bank; and (iii) other obligations of Bank previously disclosed in writing to Buyer and accepted by Buyer, and to the best knowledge of Sellers, Bank does not have any indebtedness, liability, or commitment, contingent or otherwise, of the type and nature appropriately reflected on a bank's statement of condition, including, without limitation, any unfunded or unaccrued obligation under employee benefit plans or arrangements, or any obligations in the capacity as general partner or similar arrangement, which have not been fairly and adequately reflected in the Financial Statements as of September 30, 1996 (and for periods subsequent thereto), except for indebtedness, liabilities, and commitments incurred subsequent to September 30, 1996, in the ordinary and usual course of business;

          (h) All federal, state, and local tax returns required to be filed by Company and/or Bank have been timely filed. Neither Company nor Bank is a party to any pending actions or proceedings by any taxing authority for assessment or collection of taxes, and no such actions or proceedings have been threatened, nor has Company or Bank received any notice of deficiency or other adjustments with respect to its income and franchise tax returns. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Company or Bank, nor are any actions, suits, or claims now pending or threatened against either of them in respect of any tax or assessment;

          (i) Bank and Company have each timely filed all of the required information returns or statements with the appropriate governmental authorities (federal, state, and local), including, without limitation, the information returns or statements required under the Internal Revenue Code of 1986, as amended. The information returns or statements filed by Bank and Company are complete and correct in all material respects, and there are no material penalties or other liabilities due from Bank or Company or assessable against either of them with respect to such returns or statements. Bank and Company have complied with all applicable federal and state laws, rules, and regulations, including, without limitation, the requirements of Section 3406 of the Internal Revenue Code of 1986, as amended, regarding the withholding of tax on payments made by them. Neither Bank nor Company has any material outstanding liability or unassessed potential liability to any governmental agency for amounts which either was required to withhold under applicable federal and state laws, rules, and regulations;

          (j) As of the date of the most recent regulatory compliance examination, Bank has no violations of state or federal law or regulation requiring reimbursement of money to customers or borrowers of Bank or, if any such reimbursements were required, all such reimbursements have been made to the satisfaction of the Bank's primary regulator;

          (k) Bank has good and marketable title, free and clear of any mortgage, pledge, lien, charge, or other encumbrance, to all its real and personal property and other assets reflected in the Financial Statements or acquired by it subsequent to the date thereof, except for:

               (i) The liens or encumbrances on such property or assets described or referred to in such Financial Statements;

               (ii) Liens for current taxes not yet due and payable, or for taxes being contested in good faith;

               (iii) Dispositions of such property or assets in the ordinary course of business and for fair value; and

               (iv) Certain liens, unpaid taxes, and other impediments to good and marketable title with respect to repossessed or voluntarily surrendered personal property and other real estate owned, to the extent described in title opinions or otherwise reflected in the loan files relating to such properties.

          (l) All leases, subleases, or arrangements pursuant to which Bank leases real or personal property are valid and enforceable in accordance with their respective terms, subject to laws affecting creditors' rights generally, and grant the leasehold estate they purport to grant, free and clear of any mortgage, pledge, lien charge, or other encumbrance, and there is not under any of such instruments any material existing default or any event which, with the lapse of time or notice by a third party, or both, could result in such a default, nor has Bank waived any of its rights or options nor exercised any of its options thereunder;

          (m) Bank has obtained all licenses, permits, and governmental approvals and orders required by applicable law or governmental regulations necessary or appropriate in the conduct of its banking business at the banking premises. All real and personal properties used by Bank for banking purposes are in good operating condition and repair, except for normal wear and tear, and are suitable for the purposes for which they are presently utilized. Bank's ownership and operation of its real and personal property, including other real estate owned, substantially complies with all laws, ordinances, regulations, orders, and other governmental requirements relating thereto now in effect or scheduled to come into effect, including, to the best knowledge of Sellers, Environmental Laws, and such properties are not affected or threatened by any condemnation or eminent domain proceeding. "Environmental Laws," as used herein, shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements relating to the environmental or hazardous substances, including, but not limited to, the Toxic Substance Act, the Clean Air Act, the Clean Water Act, the Resources Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of the State Department of Natural Resources or State Environmental Protection Agency in effect now or at any time prior to the Closing Date. Bank has been and will prior to the Closing Date (i) to the best knowledge of Sellers be in compliance with all applicable Environmental Laws; (ii) provide to Buyer, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a clean up, removal, remedial action, or other response by or on the part of Bank under Environmental Laws, or which seek criminal or punitive penalties from Bank for an alleged violation of Environmental Laws; and (iii) advise Buyer, in writing, as soon as Bank or Sellers become aware of any condition or circumstance which makes the foregoing representation incomplete or inaccurate. Sellers agree that Buyer, at Buyer's expense, may cause a Phase I environmental audit of all Bank premises and other real estate owned, solely for the benefit of Buyer. Such audit shall be conducted by an independent agent selected by Buyer. Buyer shall be responsible for all Phase I audit expenses and may, in its sole discretion waive the Phase I audits as to any parcel of such real estate. This provision shall not relieve Bank and Sellers from taking any other steps necessary to comply with Environmental Laws. If, in the opinion of Buyer, there exists any provision of any Environmental Laws or any condition discovered as a result of such environmental audit which requires or may require an additional and more extensive audit (Phase II) by Bank, a clean up, removal, or other remedial action by Bank under any Environmental Laws, and such Phase II audit, clean up, removal, or other remedial action is not substantially completed at Bank's expense and within a reasonable time, provided a good faith effort is made to comply, the same shall, at the option of Buyer, constitute a default hereunder and Buyer may terminate this Agreement. In the event any such remediation procedures are not completed as of the Closing Date and Buyer determines not to terminate this Agreement, Sellers agree to remain liable for and to pay all remaining costs and expenses of such procedures. Buyer may, in its sole discretion, escrow a portion of the Purchase Price in an amount reasonably estimated to be required to pay any such remaining costs and expenses;

          (n) Except for litigation in which Bank is engaged in the normal course of its business and except for litigation which has previously been disclosed to Buyer in writing and accepted by Buyer, the outcome of which is not expected to have a material adverse impact upon the financial condition of Bank:

               (i) There is no litigation, proceeding, or governmental investigation pending or, to the knowledge of Sellers, threatened against or that could directly involve Company or Bank or their properties or businesses;

               (ii) Neither Company nor Bank is in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or governmental department, commission, board, bureau, agency, or instrumentality; and

               (iii) Neither Bank nor Company nor any Seller has received any notice of or claim that Bank has committed any unfair or discriminatory employment or labor practice, civil rights violation, or violations of Environmental Laws under applicable federal or Iowa law; nor, to the best knowledge of Sellers, has Bank committed any of the foregoing.

          (o) All notes, other evidences of indebtedness, and agreements for the payment of money, and all collateral, documents, instruments, papers, and other security applicable thereto which are assets of Bank are valid and correct in all material aspects, to the best knowledge of Sellers, genuine as to signatures of makers and endorsers, were given for valid consideration, comply in all material respects with all applicable consumer and other laws, rules, and regulations, and are binding and enforceable against the respective debtors in accordance with their terms, except as such enforcement may be affected by bankruptcy, insolvency, moratorium, or other similar laws affecting the rights of creditors generally and general principles of equity;

          (p) There are no loans which are included on any watch list maintained by Bank, except as set forth in a list provided to Buyer concurrently with the execution of this Agreement.;

          (q) Except for pledges to secure its Treasury tax and loan demand accounts, public funds and trust accounts, none of the investment securities of Bank reflected in the Financial Statements, and none of the investments made since such date of the Financial Statements, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Bank to dispose of such investments at any time;

          (r) Bank has no unfunded (or has otherwise appropriately accrued for) deferred compensation, pension or profit sharing plans, incentive program obligations, or other employment related liabilities with respect to current and former employees or directors or members of their families;

          (s)  Each  of  Company  and  Bank  has  timely   filed  all   reports,
     registrations, statements, and other regulatory compliance matters and documents, together with any amendments required to be made with respect thereto, required by law, regulation, or formal or informal arrangement with any regulating authority, and will file all such reports as may be required from the date of this Agreement to the Closing Date. As of their respective dates, such reports complied or will comply in all material respects with all the reporting and disclosure rules and regulations of such regulatory authorities. None of such reports contained or will contain any untrue statement of a material fact, or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (t) Bank has in force and effect or is covered under policies of insurance and bonds, including a banker's blanket bond, with reputable carriers in respect of its properties and business, substantially of the character and amount carried by banks similarly situated, identified in Appendix D. Also set forth on Appendix D is a listing which identifies all Proofs of Loss or notifications of potential claims filed with any of such carriers or their agents. Bank is in compliance in all respects with the terms of such policies and bonds, all premiums due on such bonds and policies have been paid, and all such policies are in full force and effect at the date hereof;

          (u) The execution, delivery, and performance of this Agreement and consummation of the transactions contemplated by this Agreement will not constitute a breach, violation or default, create a lien or give rise to any right of termination, cancellation, prepayment, or acceleration under the Articles of Incorporation or Bylaws of Bank or the Articles of Incorporation or Bylaws of Company, or under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or any note, bank, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which either of them is a party or by which either of them or any of their properties or assets may be bound or affected. No consents, approvals, or authorizations of, or declarations, filings, or registrations with any other person, including any government authority, are required to be obtained or made by Company or Bank in connection with the transaction contemplated hereby, except for the required regulatory approvals referred to in this Agreement;

          (v) Since the date of the September 30, 1996, call report, there has not been any change in the nature and mix of the assets and liabilities of Bank, materially and adversely affecting the present financial condition, business, or operations of it; or any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting Bank's properties or businesses, and Bank has no unrealized or anticipated losses from any unfavorable commitments arising out of transactions entered into by Bank as of the date hereof; provided, however, that the following factors shall not be considered in determining what shall constitute a materially adverse change in the quality or composition of assets, liabilities, or business of Bank:

               (i) Changes in rates of return or yield received on various Bank assets, which changes are caused by general money market fluctuations; and

               (ii) Changes in interest rates paid by Bank with respect to its source of borrowed funds, including deposits, repurchase agreements, and federal funds purchased, which changes are caused by general money market fluctuations;

          (w) A true, correct, and complete list of all persons employed by Bank shall be delivered to Buyer not later than thirty (30) days after the date of this Agreement, which list shall contain true and correct information as to the positions, years of service, and salaries of all such employees, and the labor union affiliation, if any, of such employees. Except as set forth in Appendix E, or as otherwise agreed to in writing by Buyer, Bank is not and will not, without the written consent of Buyer, be or become a party to or bound by any written or oral:

               (i) Employment contract or compensation arrangement, including, without limitation, any collective bargaining contract or union agreement, which is not terminable by it on thirty (30) days' or less notice, without any liability on the part of it;

               (ii) Bonus, deferred compensation, incentive compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, major medical, long-term disability, hospitalization, insurance, or other plan, arrangement, commitment, or practice of Bank providing employee or executive benefits or benefits to any employee which is not fully funded (or appropriately accrued) and terminable at will, without any liability on the part of Bank;

               (iii) Loan or commitment to lend in excess of an aggregate amount of $20,000 (other than loans secured by first mortgages on real property) to any one individual, and the affiliates thereof, where such individual is an employee, officer, or director of Bank; or

               (iv) Contract with an employee, officer, or director of Bank, other than the foregoing, involving more than $10,000.

     Accurate and complete copies of all such agreements, plans, policies, and arrangements (or, where they are oral, true and complete written summaries thereof) identified in Appendix E will be delivered to Buyer within thirty
     (30) days of the date of this Agreement;

          (x) Each of Company and Bank has in all respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or notice by a third party, or both, could result in a default by it under any outstanding indenture, mortgage, contract, lease, or other agreement to which either Company or Bank is a party or by which either of them is bound, except for any default or event which would not result in, and would not have consequences which would result in, a material adverse change in the present or prospective financial condition, business, or operations of Company or Bank. Performance by Bank or Company of the presently unperformed contracts, agreements, understandings, or leases by which Company or Bank is currently bound will not result in a loss thereunder that will materially and adversely affect their present or prospective financial condition, operations, or business. Bank is not subject to any charter or other corporate restrictions, or any judgment, order, writ, injunction, or decree that materially and adversely affects, or might possibly be expected materially and adversely to affect, the present or prospective financial condition, business, or operations of Bank and which has not been disclosed to Buyer in writing;

          (y) The banking business of Bank has been conducted in the ordinary course of business, and all of the records and books of account of Bank are in all material respects complete and correct, have been maintained in accordance with practices generally used by banks located in Iowa, and are accurately reflected in the Financial Statements;

          (z) Bank has no liability to pay deposits, other than as shown on its books;

          (aa) As of the Closing Date, there will be no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, ownership, and/or operation of the banking premises of Bank or other real estate owned by it which could give rise to any mechanic's or materialmen's or other statutory lien against any such real estate or any part thereof;

          (bb) Bank has no contingent liability, known or unknown, not covered by insurance, with respect to rights of indemnification from Bank for the benefit of any director, officer, or employee, or the heirs, executors, administrators, successors, or assigns thereof;

          (cc) Bank has not granted any power of attorney to any person, firm, corporation, or entity which is presently in effect;

          (dd) There are no properties, real or personal, tangible or intangible, owned by any Seller, or any person or entity related to any such Seller, which are or will be used in the day-to-day operations of Bank, as conducted through the Closing Date;

          (ee) No representation or warranty made herein, and no schedule, exhibit, certificate, or other instrument delivered pursuant to this Agreement or in connection with the change of control contemplated hereby, contains or will omit any statement of any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

          (ff) Bank has no commitments to make loans or make available letters of credit in excess of $25,000, as of the date of this Agreement, except as set forth on Appendix F;

          (gg) Bank has not issued or sold any loan participations which might expose it to direct or indirect recourse liability to the participant, pursuant to any written or verbal agreements or understandings with such participant;

          (hh) Bank has properly and prudently performed all of its duties and responsibilities under the Code of Iowa, as well as under all other laws, rules, or regulations, state and federal, in connection with Bank's acting in a fiduciary capacity;

          (ii) Each Seller receiving a Promissory Note of Buyer in payment of that portion of the Purchase Price due to such Seller has had access to all information necessary to enable such Seller to evaluate the merits and risks of receipt by such Seller of Buyer's Promissory Note and has had the opportunity to ask questions of and receive answers from officers of Buyer concerning the terms and conditions thereof and to obtain any additional information (financial or otherwise) necessary for such Seller to verify the accuracy of the information received or with respect to which such Seller has been provided access, and all questions raised by such Seller regarding the Promissory Note have been answered to the full satisfaction thereof. Each such Seller is receiving the Promissory Note for such Seller's own account and not with a view to the distribution, sale, pledge, or other transfer thereof, except in accordance with all applicable statutes, regulations, and rules regarding any such transfer; and

          (jj) Each of the representations, warranties, covenants, and agreements contained in this Agreement shall be true, correct, and complete on and as of the Closing Date, except those changes occurring in the normal course of business or consented to by Buyer in writing.

                                   ARTICLE III

     Section 3.1 Covenants of Buyer. Buyer covenants as follows:

               (a) Buyer will, at its sole cost and expense, as soon as practicable after the date of this Agreement, file all applications for approval by bank regulatory agencies having jurisdiction over the transaction contemplated by this Agreement required to be filed in order to consummate such transactions. Thereafter, Buyer will use its best efforts to obtain such approvals;

               (b) Buyer will take all steps which are necessary to cause each of the conditions precedent to the change of control contemplated by this Agreement to be fulfilled; and

               (c) Buyer will provide Sellers with a copy of any application filed with a regulatory agency in connection with this transaction (except any confidential portions thereof) at the time of filing with any such agency. Buyer will also provide to Sellers any notice of acceptance of an application by any such agency as soon as practicable after the receipt thereof by Buyer.

     Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrants as follows:

               (a) Buyer is a general business corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, duly organized and validly existing under the laws of the State of Iowa, and has the corporate power and is duly licensed and authorized to carry on its business, as now being conducted, and to own and operate all of its properties and assets;

               (b) The execution of this Agreement has been duly authorized and approved by the Board of Directors of Buyer, and Buyer has full and complete authority to consummate the transaction contemplated by this Agreement, in accordance with the provisions of this Agreement, subject only to regulatory approval, as provided herein. This Agreement is the valid and binding obligation of Buyer, enforceable in accordance with its terms;

               (c) The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not constitute a breach, violation or default, create a lien or give rise to any right of termination, cancellation, prepayment, or acceleration under the Articles of Incorporation or Bylaws of Buyer or under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or any material lease agreement or other instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound or affected;

               (d) No representation or warranty made herein by Buyer, and no schedule, exhibit, certificate, or other instrument delivered by or on behalf of it pursuant to this Agreement, contains or will omit any statement of any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and

               (e) Each of the representations, warranties, covenants, and agreements of Buyer contained in this Agreement shall be true, correct, and complete on and as of the Closing Date, except those changes occurring in the normal course of business or consented to by Sellers in writing.


                                   ARTICLE IV

     Section 4.1 Conditions Precedent to Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent, unless waived in writing by Buyer:

               (a) All statutory and corporate requirements for the consummation of the transaction contemplated herein shall have been fulfilled;

               (b) All authorizations, orders, consents, and approvals of all federal, state, and local governmental agencies and authorities required to be obtained in order to permit the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods imposed by law or by rule, regulation, or order shall have expired;

               (c) No temporary restraining order, preliminary injunction, or permanent injunction, or order by any governmental agency or court having similar effect, restraining, prohibiting, or restricting in any material way the consummation by any of the parties hereto of the transaction contemplated by this Agreement shall have been entered and be outstanding. There shall be no threatened, instituted, or pending action or proceeding before any court or governmental agency, by any governmental agency, or other person or entity, challenging the legality or completion of the transaction contemplated by this Agreement;

               (d) Each of the obligations and covenants of Sellers, Company, and Bank to be performed or complied with, pursuant to this Agreement on or prior to the Closing Date, shall have been duly performed or complied with, and the business of Company and Bank shall have been conducted in accordance with the requirements of Section 2.1 above;

               (e) All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date;

               (f) Bank's allowance for loan losses shall not be less than two percent (2%) of total outstanding loans, exclusive of charged-off loans; there shall have been no reduction between the Valuation Date and the Closing Date in the net assets of Company or shareholders' equity of Bank; and the shareholders' equity-to-total assets ratio of Bank shall not be less than eight percent (8%);

               (g) No condition shall exist due to the execution, delivery, and performance of this Agreement which constitutes or which would constitute a default under any contract, commitment, or agreement of Company or Bank, or which gives a party, other than Company or Bank, the right to terminate any contract, commitment, or agreement;

               (h) Each Seller shall have delivered, against receipt of the consideration therefor as provided in Article I of this Agreement, certificates representing all of the Company Common Stock owned by such Seller to Buyer, duly endorsed for transfer to Buyer, free and clear of all liens, encumbrances, rights of first refusal, options, or other restrictions of any nature whatsoever;

               (i) Sellers shall have obtained and delivered to Buyer each of the resignations contemplated by Section 1.6 above; and

               (j) Buyer shall have completed an examination of Company and Bank for the purpose of confirming the matters set forth in Sections 4.1(d) and (e) above; provided, however, that notwithstanding any such investigation, Buyer shall be entitled to rely on all representations, warranties, and covenants of Sellers as set forth herein.

     Section 4.2 Opinion of Counsel for Sellers. As a further condition precedent to the obligations of Buyer under this Agreement, Sellers shall have delivered to Buyer an opinion of counsel, dated the Closing Date, in form and substance satisfactory to counsel for Buyer to the effect that:

               (a) Company is a corporation and Bank is a state bank, each of which is duly organized and validly existing, and, as to Bank, in good standing under the laws of the State of Iowa and each of which has the corporate power to conduct its business, as presently conducted, and to own and hold the properties used in connection therewith;

               (b) This Agreement is the legal, valid, and binding obligation of Sellers, and each of them, and is enforceable against each Seller in accordance with its terms, except that (i) the legality, validity, and binding effect and enforceability of the obligations contained in this Agreement may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally; and (ii) the enforceability of any obligations contained in this Agreement are subject to principles of equity which may limit the availability of certain equitable remedies, such as specific performance, regardless of whether such enforceability is considered in a proceeding in equity or at law;

               (c) The authorized, issued, and outstanding capital stock of Company and Bank is as set forth in Section 2.3(e) of this Agreement, is validly issued, fully paid, and nonassessable;

               (d) The execution, delivery, and performance of this Agreement by Sellers, and the consummation of the transaction contemplated hereby, do not constitute a breach, violation or default, create a lien or give rise to any right of termination, cancellation, prepayment, or acceleration under the Articles of Incorporation or the Bylaws of Bank, the Articles of Incorporation or Bylaws of Company, or under any law, rule, or regulation, or any judgment, decree, order, governmental permit or license, or, to the best knowledge of such counsel, any material lease, agreement, or other instrument or obligation to which either Company or Bank is a party or bound by or by which any of their respective properties or assets may be bound or affected;

               (e) All consents, approvals, authorizations, and orders of, or registrations or qualifications with, any court, regulatory authority, or other governmental body required of Sellers for the execution, delivery, and performance of this Agreement by Sellers have been obtained or accomplished;

               (f) On the Closing Date, neither Company nor Bank has any outstanding option, warrant, or other right to purchase or convert any obligation into shares of their respective capital stock, nor are there outstanding, as of the date of this Agreement or as of the Closing Date, an agreement to issue or, to the knowledge of such counsel, sell any shares of capital stock of Company or Bank; and

               (g) Except as previously disclosed to Buyer in writing, there are no suits, actions, arbitrations, proceedings, or governmental investigations pending or threatened against or directly involving Company or Bank which, if adversely determined, may materially and adversely affect the business, properties, assets, liabilities, operations, or condition, financial or otherwise, of Company or Bank.

     In rendering the opinions set forth above, counsel for Sellers may rely upon opinions of other counsel satisfactory to Buyer. In which case, the opinion shall state that counsel has no reason to believe that Buyer and such counsel are not entitled to so rely.


                                    ARTICLE V

     Section 5.1 Conditions Precedent to Obligations of Sellers. All obligations of Sellers under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, unless waived in writing by all Sellers:

               (a) All statutory and corporate requirements for the consummation of the transaction contemplated by this Agreement shall have been fulfilled;

               (b) All authorizations, orders, consents, and approvals of all federal, state, and local governmental agencies and authorities required to be obtained in order to permit the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods imposed by law or by rule, regulation, or order shall have expired;

               (c) No temporary restraining order, preliminary injunction, or permanent injunction, or order by any governmental agency or court having similar effect, restraining, prohibiting, or restricting in any material way the consummation by any of the parties hereto of the transaction contemplated by this Agreement shall have been entered and be outstanding. There shall be no threatened, instituted, or pending action or proceeding before any court or governmental agency, by any governmental agency, or other person or entity challenging the legality or completion of the transaction contemplated by this Agreement;

               (d) Each of the obligations and covenants of Buyer to be performed or complied with, pursuant to this Agreement on or prior to the Closing Date, shall have been duly performed or complied with; and

               (e) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date.

     Section 5.2 Opinion of Counsel for Buyer. As a further condition precedent to the obligations of Sellers under this Agreement, Buyer shall have delivered to Sellers an opinion of counsel, dated the Closing Date, in form and substance satisfactory to counsel for Sellers to the effect that:

               (a) Buyer is a general business corporation duly organized and validly existing under the laws of the State of Iowa and has the corporate power to conduct its business, as presently conducted, and to own and hold the properties used in connection therewith;

               (b) Buyer has the corporate power and authority to enter into and perform this Agreement. The execution, delivery, and performance of this Agreement have been authorized by all requisite corporate action of Buyer, and this Agreement has been duly executed and delivered by Buyer;

               (c) This Agreement is the legal, valid, and binding obligation of Buyer, and is enforceable against it in accordance with its terms, except that (i) the legality, validity, and binding effect and enforceability of the obligations contained in this Agreement may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally; and (ii) the enforceability of any obligations contained in this Agreement is subject to principles of equity which may limit the availability of certain equitable remedies, such as specific performance, regardless of whether such enforceability is considered in a proceeding in equity or at law;

               (d) All consents, approvals, authorizations, and orders of, or registrations or qualifications with, any court, regulatory authority, or other governmental body required for the execution, delivery, and performance of this Agreement by Buyer, and the consummation by Buyer of the acquisition of Company Common Stock contemplated hereby have been obtained or accomplished;

               (e) The execution, delivery, and performance of this Agreement by Buyer, and the consummation of the transaction contemplated hereby, do not constitute a breach, violation or default, create a lien or give rise to any right of termination, cancellation, prepayment, or acceleration under the Articles of Incorporation or Bylaws of Buyer, or under any law, rule, or regulation, or any judgment, decree, order, governmental permit or license, or, to the best knowledge of such counsel, any material lease, agreement, or other instrument or obligation to which Buyer is a party or bound by or by which any of its properties or assets may be bound or affected; and

               (f) Except as previously disclosed to Sellers in writing, there are no suits, actions, arbitrations, proceedings, or governmental investigations pending or threatened against or directly involving Buyer which, if adversely determined, may materially and adversely affect the business, properties, assets, liabilities, or condition, financial or otherwise, of Buyer.


                                   ARTICLE VI

     Section 6.1 Indemnification. Subject to the limitation on liability as set forth in Section 6.2 below and in addition to and not in limitation of the indemnification obligations of Sellers set forth in Section 1.7 of this Agreement, Sellers agree to indemnify and hold Buyer, Company, and Bank harmless from, against, for, and with respect to any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs, and expenses, including, without limitation, reasonable attorney fees, and other costs and expenses incident to any suit, action, investigation, claim, or proceeding suffered, sustained, incurred, or required to be paid by Buyer, Company, or Bank by reason of any misrepresentation, or of any breach or failure of observance or performance of any representation, warranty, covenant, agreement, or commitment made by Sellers hereunder or relating to or as a result of any such representation, warranty, covenant, agreement, or commitment being untrue in any respect. In addition to the foregoing, and not in limitation thereof, Sellers and their respective successors and assigns shall indemnify Buyer, Company, and Bank and hold them harmless from and against the following:

               (a) Any and all claims whatsoever based upon the rights as such of any shareholder or former shareholder of Company or Bank, which claim or right arose as of or prior to the Closing Date;

               (b) Any and all claims whatsoever based upon the rights as such of any creditor of (i) Company or Bank or (ii) any of the directors, officers, or agents of Company or Bank as of or prior to the Closing Date, except for those liabilities of Company or Bank which are in existence on the Closing Date and have been disclosed to and accepted by Buyer pursuant to this Agreement;

               (c) Any and all claims whatsoever based upon the rights as such of any employee or former employee of Company or Bank, which claim or right arose as of or prior to the Closing Date;

               (d) Any and all claims whatsoever brought by a person or entity not a party hereto and which claim is based upon any action or inaction on or before the Closing Date by Company or Bank or directors, officers, employees, or agents of Company or Bank;

               (e) Any and all claims  whatsoever  not  covered by clauses  (a),
          (b), (c), and (d) above, and based upon execution and delivery of this Agreement or the consummation of the transaction contemplated hereby;

               (f) Any and all claims whatsoever based upon any failure by Buyer, Company, or Bank, not in violation of law or contract, to continue to perform any service or activity heretofore performed by Bank; and

               (g) Any and all costs, counsel fees, expenses, and liabilities incurred in connection with such claims.

     Sellers and their respective successors and assigns (sometimes collectively referred to in this Article VI as "Indemnitors") shall be afforded timely notice (by the provision of written notice to Chris Kofoed, as provided in Section 8.1 below) within five (5) business days of the day Buyer, Company, or Bank receives actual notice of any such claim or assessment. Upon receipt of such notice of claim or assessment, the Indemnitors shall have not more than fifteen (15) days in which to elect, by notice in writing to Buyer, as provided in Section 8.1, to assume, direct, and control the defense of any such claim or assessment, including the exclusive right to select the attorneys who will conduct the defense; provided, however, that Buyer, Company, or Bank shall take such action as shall be necessary to prevent any such claim or assessment from becoming a final judgment, lien, or charge prior to any such election by the Indemnitors, and any such action taken by Buyer, Company, or Bank shall be at the sole expense of Indemnitors. In the event the Indemnitors shall elect to assume such defense, then (i) all decisions relating to such defense shall be made by the Indemnitors and (ii) any costs incurred by Buyer in joining in the defense of any such claim or pursuing any counterclaim shall be the responsibility of Buyer; provided, however, that the Indemnitors shall not settle any such claim or assessment without the consent thereto of Buyer, which consent shall not be unreasonably withheld. Any such election by Indemnitors to assume the defense of any such claim or assessment may be made under a reservation of its rights to contest the presumption that such claim or assessment is subject to indemnity hereunder, and the burden of establishing that such claim or assessment is not subject to the indemnity provided for herein shall, at all times, remain with Indemnitors. Buyer shall cooperate in contesting matters, which might result in claims for which the Indemnitors might become liable under this Agreement, by promptly providing or making available, at the sole expense of the Indemnitors, all documents and personnel that may be reasonably necessary in contesting such matters.

     Section 6.2 Limitation on Indemnification. The obligations of each of the Indemnitors for indemnification, pursuant to Section 6.1 above, shall be limited to (i) pro rata liability based upon such Indemnitor's percentage ownership of Company (either as direct Seller or a successor or assign of a Seller); (ii) claims for indemnification made in accordance herewith during a twelve (12) month period commencing on the Closing Date; (iii) a total aggregate liability of not more than Two Million Two Hundred Thirty-Five Thousand Dollars
($2,235,000); and (iv) shall be subject to a Ten Thousand Dollar ($10,000) aggregate claim retention by Buyer and Bank.

     Section 6.3 Insurance Proceeds. In the event Buyer, Company, or Bank shall be entitled to receive any insurance proceeds with respect to any matter for which the Indemnitors are required to provide indemnification pursuant to this
Article VI, the amount of indemnification due from the Indemnitors shall be reduced by the amount of such proceeds, and any party paying such proceeds to Buyer or Bank shall be subrogated to their rights against the Indemnitors.

     Section 6.4 Exclusive Remedy. Except as set forth in Section 1.7, the liability of Sellers to Buyer (or Company or Bank) under this Agreement shall be specifically limited to the indemnification provisions provided in this Article
VI. Such indemnification shall be the sole and exclusive remedy available to Buyer (or Company or Bank) for any claims, damages, or causes of action which Buyer (or Company or Bank) may now or hereafter have against Sellers under this Agreement (except claims made pursuant to Section 1.7), and shall be in lieu of any right, claim, or cause of action which they may now or hereafter have at law, in equity, or by statute.


                                   ARTICLE VII

     Section 7.1 Termination. In addition to and not in limitation of any termination provisions set forth above, this Agreement may be terminated:

          (a) At any time prior to or on the Closing Date by the mutual consent, in writing, of Buyer (pursuant to authority granted by its Board of Directors) and all Sellers;

          (b)  Upon  written  notice  by Buyer if the  conditions  set  forth in
     Article IV shall not have been met on or before the Closing Date;

          (c) Upon  written  notice by  Sellers if the  conditions  set forth in
     Article V shall not have been met on or before the Closing Date;

          (d) At any time prior to or on the Closing Date by Buyer by giving written notice to Sellers if the conduct of business of Company or Bank shall have been in material breach of any representation, warranty, covenant, undertaking, or restriction herein and such breach has not been cured within twenty (20) days after the giving by Buyer of notice to Sellers of such breach;

          (e) At any time prior to or on the Closing Date by Sellers by giving written notice to Buyer if Buyer shall have been in material breach of any representation, warranty, covenant, undertaking, or restriction herein and such breach has not been cured within twenty (20) days after the giving by Sellers of notice to Buyer of such breach; and

          (f) By either Buyer or Sellers upon written notice to the other party if the Closing Date shall not have occurred by the close of business on August 15, 1997.

     Section 7.2 Remedies and Damages.

          (a) If Sellers fail or refuse to fulfill this Agreement, other than as a result of (i) default hereunder by Buyer or (ii) pursuant to Section 7.1, subsections (a), (c), (e), or (f) hereof, then, in addition to the rights specified in Section 7.1, Buyer shall have the right to proceed by any action, at law or in equity, to specifically enforce this Agreement and/or to seek damages resulting therefrom, and Sellers agree to pay the costs and reasonable attorney and accountant fees paid or incurred by Buyer in connection with such action if Buyer is successful in such action.

          (b) If Buyer fails or refuses to fulfill this Agreement or is otherwise in default hereunder, other than as a result of (i) a failure to secure the approval of the Board of Governors of the Federal Reserve System or the Division of Banking of the State of Iowa to acquire the Company Common Stock and effect a change of control of Bank, (ii) default hereunder by Sellers, or (iii) pursuant to Section 7.1, subsections (a), (b), (d), or
     (f) hereof, then, in addition to the rights specified in Section 7.1, Sellers shall have the right to proceed by any action, at law or in equity, to specifically enforce this Agreement and/or to seek damages resulting therefrom, and Buyer agrees to pay the costs and reasonable attorney and accountant fees paid or incurred by Sellers in connection with such action if such parties are successful in such action.


                                  ARTICLE VIII

     Section 8.1 Notices. Any notice, report, or demand required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given and delivered when placed in the

U.S. mail, if it is sent by certified mail, return receipt requested, postage and certified charges prepaid, addressed as follows:

         If to Sellers:                 Chris Kofoed,
                                        President
                                        West Branch Bancorp, Inc.
                                        19 Greenview Drive
                                        West Branch, IA  52358

                  With copies to:       Robert A. Mullen, Esq.
                                        Belin Harris Lamson McCormick, P.C.
                                        Financial Center, Ste. 2000
                                        Des Moines, IA 50309

         If to Buyer:                   Robert M. Sierk,
                                        President and Chief Executive Officer
                                        First Financial Bancorporation
                                        204 East Washington Street
                                        P.O. Box 1880
                                        Iowa City, IA 52244

                  With copies to:       Gregory P. Page, Esq.
                                        Nyemaster, Goode, McLaughlin,
                                        Voigts, West, Hansell & O'Brien, P.C.
                                        1900 Hub Tower
                                        699 Walnut Street
                                        Des Moines, IA  50309

     Section 8.2 Brokerage. Sellers as one party and Buyer as the other party each represents to the other that it has not employed a broker, investment banker, or acquisition consultant, or entered into any agreement for the payment of any fees, compensation, or expense to any person, firm, or corporation in connection with the within transaction (except Sellers' arrangement with Holder and Associates), and each agrees to hold and save the other harmless from any such fees, compensation, or expense which may be suffered by reason of any claims of any broker, investment banker, or acquisition consultant alleging employment or retention by such party. Each party hereto shall bear its own legal and other fees, costs, and expenses, except as specifically stated herein.

     Section 8.3 Publicity. Each party agrees to hold the fact of this Agreement and its terms in strictest confidence and not to make any public announcement concerning the Agreement without the written consent of the other. The filing of public documents, which may disclose the existence of this Agreement or the effect of the terms hereof, with any federal or state regulatory authorities in connection with the transaction contemplated herein shall not constitute a breach of the terms of this Section 8.3.

     Section 8.4 Negotiation with Other Parties. Sellers agree between the date of this Agreement and the Closing Date, or the earlier termination of this Agreement, that none of Sellers or any director or officer of Company or Bank, or any third party acting on behalf of them, shall contact or negotiate with any third party concerning the sale of Company's Common Stock or Bank's stock or assets through actual sale, merger, consolidation, or otherwise.

     Section 8.5 Completion of Closing Documents. Buyer shall cause its own personnel to complete and prepare all documents relating to the closing of the acquisition of Company by Buyer, other than the opinion of Sellers' counsel. Sellers shall not be responsible for any mistakes, errors, or omissions relating to such documents, except with respect to any information specifically supplied by them for inclusion therein. Sellers shall cause Company and Bank to provide Buyer, and its representatives, reasonable access to all of their books, records, files, reports, properties, and other relevant information to enable Buyer to prepare such documents.

     Section 8.6 Miscellaneous.

          (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa;

          (b) Any provision of this Agreement prohibited, either by law or court decrees, shall be ineffective to the extent of such prohibition, without in any way invalidating or affecting the remaining provisions of this Agreement;

          (c) This Agreement and the respective rights and obligations of the parties hereunder shall not be assignable by either party hereto, without the prior written consent of the other party hereto. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto;

          (d) Each party shall from time to time after the Closing Date, as and when requested by one of the other parties hereto, without further consideration, execute and deliver all such deeds and instruments as may be necessary or desirable in order to vest in and confirm to Buyer all of the shares of Company Common Stock acquired pursuant to this Agreement and otherwise to effectuate the consummation of the transactions described herein;

          (e) This Agreement constitutes the complete and exclusive statement of the agreement among the parties hereto with respect to the transactions contemplated hereby, and shall supersede all previous communications, representations, or agreements, whether oral or written, among the parties with respect to such transactions;

          (f) Any modification or amendments to this Agreement, or any waiver of any provisions hereof, shall not be valid unless set forth in writing and signed by the parties hereto;

          (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument;

          (h) The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same, and a waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any breach of any other provision; and

          (i) The descriptive headings contained in this Agreement are for convenient reference only and shall in no way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of day and year first written above.

            "BUYER"

FIRST FINANCIAL BANCORPORATION


By: /s/ Robert M. Sierk
   -----------------------------
   Robert M. Sierk, President and Chief
         Executive Officer               ATTEST:  /s/ A. Russell Schmeiser
                                                -----------------------------
                                                A. Russell Schmeiser, Secretary

                                                              (No Seal)

                                    "SELLERS"


  /s/ John Kofoed                            /s/ Audrey Kofoed
-----------------------------              -----------------------------
John Kofoed                                Audrey Kofoed
(12,426 Shares of Company Common Stock)   (9,100 Shares of Company Common Stock)

  /s/ Chris Kofoed                           /s/ Laurie Dauber
-----------------------------              -----------------------------
Chris Kofoed                               Laurie Dauber
(7,208 Shares of Company Common Stock)    (7,208 Shares of Company Common Stock)

  /s/ Karen Suchomel
-----------------------------
Karen Suchomel
(7,208 Shares of Company Common Stock)